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                                                                       EXHIBIT 5

November 27, 1996

Rockwell International Corporation
2201 Seal Beach Boulevard
Seal Beach, CA  90740

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Secretary of New Rockwell International Corporation, a Delaware corporation (the "Company"), and am delivering this opinion in connection with the filing on this date by the Company of a Registration Statement on Form S-8 (the "Registration Statement") registering under the Securities Act of 1933, as amended (the "Act"), certain shares of Common Stock, par value $1.00 per share (including the associated Preferred Share Purchase Rights) and Class A Common Stock, par value $1.00 per share (including the associated Preferred Share Purchase Rights) of the Company (collectively, the "Common Shares") that may be issued in accordance with the Rockwell International Corporation 1995 Long-Term Incentives Plan, Rockwell International Corporation 1988 Long-Term Incentives Plan and Rockwell International Corporation 1979 Stock Plan for Key Employees (collectively, the "Plans").

I have examined such documents, records and matters of law as I have deemed necessary as a basis for the opinions hereinafter expressed.

On the basis of the foregoing, and having regard for legal considerations that I deem relevant, I am of the opinion that when the Registration Statement becomes effective under the Act, any Common Shares issued and delivered in accordance with the Plans will, when so delivered, be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware and the Federal laws of the United States.

Very truly yours,

/s/ William J. Calise, Jr.